UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2009

THE PROGRESSIVE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio	44143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 440-461-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On April 15, 2009, The Progressive Corporation issued a news release containing financial results for the Company and its consolidated subsidiaries for the month of, and year-to-date period ended, March 2009. A copy of the news release is attached hereto as Exhibit 99.

Item 2.06 Material Impairments.

On April 13, 2009, The Progressive Corporation wrote down $216.5 million in securities that were determined to have had an “other-than-temporary” decline in market value as of March 31, 2009. When a security has an unrealized loss in fair value that is deemed to be other than temporary, the Company reduces the book value of the security to its current market value, recognizing the decline as a realized loss in the income statement. For March, the preferred stock portfolio, which includes both redeemable and nonredeemable preferred stocks, was reduced $199.4 million, or 14% of the total preferred stock at their March 31, 2009 cost basis, while common equities were reduced $15.7 million, and structured debt was reduced $1.4 million. These determinations resulted from either fundamental matters related to either specific issues or issuers and/or because we were unable to objectively determine that these securities would substantially recover in the near term. The Company does not anticipate that these impairment charges will result in future cash expenditures by the Company.

For additional information, see the comments beginning on page 7 of the Company’s Press Release attached hereto as Exhibit 99. An additional discussion of the Company’s “Critical Accounting Policy: Other-than-Temporary Impairment” can be found in Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

See exhibit index on page 4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2009

THE PROGRESSIVE CORPORATION

By:	/s/ Jeffrey W. Basch
Name:	Jeffrey W. Basch
Title:	Vice President and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No. Under Reg. S-K Item 601	Form 8-K Exhibit No.	Description

(99)	99	News release dated April 15, 2009, containing financial results of The Progressive Corporation and its consolidated subsidiaries for the month of, and year-to-date period ended, March 2009.